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                                                                     Exhibit 3.3

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                            PAYLESS SHOESOURCE, INC.

                  Pursuant to the provisions of Sections 351.106 of the Missouri General and Business Corporation Law (the "GBCL"), the undersigned Corporation, originally incorporated under the name Volume Distributions, Inc. on October 30, 1961, pursuant to a resolution adopted by its sole shareholders as of April 20, 1999, such shareholders owning 10,000,000 shares of the Corporation's Common Stock, which represents all of the Corporation's issued and outstanding stock as of the date hereof, hereby executed its Restated Articles of Incorporation.

                  These Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as theretofore amended and restated, and these Restated Articles of Incorporation supercede the original Articles of Incorporation and all amendments and restatements thereto.

                  FIRST: The name of the corporation is Payless ShoeSource, Inc., (the "Corporation").

                  SECOND: The Corporation's registered agent shall be Corporation Services Company d/b/a CSC-Lawyers Incorporating Service Company at 222 East Dunklin Street, Jefferson City, Missouri 65101.

                  THIRD: The aggregate number of shares that the Corporation shall have the authority to issue is 10,000,000 shares of Common Stock, par value $0.1 per share.

                  FOURTH: The number of directors constituting the first Board of Directors is FIVE (5). The number of directors to constitute all subsequent Boards of Directors shall be fixed by, or in the manner provided in, the Corporation's bylaws. Any change in the number of directors constituting the Board of Directors shall be reported by the Corporation to the Missouri Secretary of State within 30 calendar days after such change.

                  FIFTH: Elections of directors at an annual or special meeting of shareholders shall be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

                  SIXTH: The Corporation shall have perpetual existence,

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                  SEVENTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GBCL.

                  EIGHTH: The Bylaws of the Corporation may be amended, altered, changed or rescinded only by a vote of sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors.

                  NINTH: Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the President. Special meetings of shareholders of the Corporation may not be called by any other person or persons.

                  TENTH:

                  A. Indemnification of Officers, Directors and Others. The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a party to or otherwise involved in any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Article TENTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

                  B. Insurance, Indemnification Agreements and Other Matters. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of the law. The Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar agreements), as well as enter into contracts providing for indemnification to the fullest extent authorized or permitted by law and including as part thereof any or all of the foregoing, to ensure the payment of such sums as may become necessary to effect full indemnification.

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                  C.       Nonexclusivity. The right to indemnification
         conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation of the Corporation, or the Bylaws or any agreement, vote of shareholders or directors or otherwise.

                  ELEVENTH: The Corporation reserves the right at any time and from time to time to make, amend, alter, change, or rescind any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                  TWELFTH: Notwithstanding the fact that a lesser percentage may be specified by the GBCL, these Articles of Incorporation or the Bylaws of the Corporation, any proposal to amend, repeal or adopt any provision of these Articles of Incorporation shall require the affirmative vote of the holders of not less than a majority of the outstanding shares of stock of the Corporation entitled to vote thereon, provided, however, any proposal to amend, repeal or adopt any provision of these Articles of Incorporation which is not recommended by the affirmative vote of a majority of the entire Board of Directors shall require the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of stock of the Corporation entitled to vote thereon.

                  THIRTEENTH: The names of the original incorporators listed in the Restated Articles of Incorporation filed with the Missouri Secretary of State on April 15, 1981, are Roger A. Lagenheim, L. Theodore Reinoehl and James
L. Viani.

                  IN WITNESS WHEREOF, the undersigned, William J. Rainey, Senior Vice President, General Counsel and Secretary and Mary M. Thomas, Assistant Secretary, of Payless ShoeSource, Inc., have executed these Restated Articles of Incorporation and have affixed the corporate seal of Payless ShoeSource, Inc. hereto and attested said seal on the 13th day of May, 1999.

                                          PAYLESS SHOESOURCE, INC.

                                          ______________________________________
                                          William J. Rainey
                                          Senior Vice President, General Counsel
                                          and Secretary

                                          ______________________________________
                                          Mary M. Thomas
                                          Assistant Secretary

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